EXHIBIT 12.1

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                           For the Three Months
                                                              Ended March 31
                                                         -----------------------
Dollars in millions                                          1996         1995
- - --------------------------------------------------------------------------------

Net earnings .........................................       $124         $ 74
Provision for income taxes ...........................         90           57
                                                               --           --
Earnings subtotal.....................................        214          131


Fixed charges included in earnings: ..
Interest expense .....................................         78           70
Interest portion of rentals ..........................         10           13
                                                               --           --
        Subtotal .....................................         88           83


Earnings available before fixed charges...............       $302         $214
                                                             ====         ====


Fixed charges:
Fixed charges included in earnings ...................       $ 88         $ 83
Capitalized interest..................................          3            8
                                                                -            -
Total fixed charges...................................       $ 91         $ 91
                                                             ====         ====
Ratio of earnings to fixed charges...................         3.3          2.3